EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 (Amendment No. 3) of (i) our report dated May 1, 2006 (except for Note 16, as to which the date is June 2, 2006) relating to the financial statements of NGTV as of December 31, 2005 and 2004, the three year period ended December 31, 2005 and the period June 23, 2000 (inception) to December 31, 2005, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP
Newport Beach, California
June 23, 2006